THIRD AMENDMENT AND CONSENT TO LOAN AND SECURITY AGREEMENT

THIS THIRD AMENDMENT AND CONSENT TO LOAN AND SECURITY AGREEMENT (this “Agreement”) is dated as of August 23, 2013, by and among IMMUNE PHARMACEUTICALS INC. (f/k/a EpiCept Corporation), a Delaware corporation (“EpiCept”), MAXIM PHARMACEUTICALS INC., a Delaware corporation (“Maxim”), CYTOVIA, INC., a Delaware corporation (“Cytovia”, and collectively with EpiCept and Maxim, the “Borrowers”), MIDCAP FUNDING III, LLC, a Delaware limited liability company in its capacity as agent (“Agent”) for the lenders under the Loan Agreement (as defined below) (“Lenders”), and the Lenders.

W I T N E S S E T H:

WHEREAS, Borrowers, Lenders and Agent are parties to that certain Loan and Security Agreement, dated as of May 27, 2011, as amended by that certain First Amendment to Loan and Security Agreement, dated as of August 27, 2012 (the “First Amendment”) and that certain Second Amendment and Waiver to Loan and Security Agreement, dated as of July 31, 2013 (the “Second Amendment”, and as such Loan and Security Agreement may be further amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”; capitalized terms used herein have the meanings given to them in the Loan Agreement except as otherwise expressly defined herein), pursuant to which Lenders have agreed to provide to Borrowers certain loans and other extensions of credit in accordance with the terms and conditions thereof;

WHEREAS, pursuant to Section 6.10 of the Loan Agreement, Borrowers have requested that Agent and Lenders consent to EpiCept’s formation of a fully-owned subsidiary, EpiCept Israel Ltd., an Israeli company in incorporation (“EpiCept Israel”), and Agent and Lenders are willing to grant such consent subject to, and in accordance with, the terms and conditions set forth herein;

WHEREAS, pursuant to Section 7.2 of the Loan Agreement, Borrowers have requested that Agent and Lenders consent to the change of EpiCept’s legal name to Immune Pharmaceuticals Inc. (the “Name Change”), and Agent and Lenders are willing to grant such consent subject to, and in accordance with, the terms and conditions set forth herein;

WHEREAS, pursuant to Section 7.3 of the Loan Agreement, Borrowers have requested that Agent and Lenders consent to (a) the merger of EpiCept Israel with and into Immune Pharmaceuticals Ltd., an Israeli company (“Immune Israel”) with the surviving corporation (the “Immune Surviving Corporation”) becoming a wholly-owned Subsidiary of EpiCept, all pursuant to and in accordance with the terms of that certain Merger Agreement and Plan of Reorganization, dated as of November 7, 2012, by and among EpiCept, EpiCept Israel and Immune Israel and attached hereto as Exhibit A-1, as amended by that certain Amendment to Merger Agreement and Plan of Reorganization, dated as of November 27, 2012 and attached hereto as Exhibit A-2, that certain Amendment No. 2 to Merger Agreement and Plan of Reorganization, dated as of February 11, 2013 and attached hereto as Exhibit A-3, that certain Amendment No. 3 to Merger Agreement and Plan of Reorganization, dated as of March 14, 2013 and attached hereto as Exhibit A-4, and that certain Amendment No. 4 to Merger Agreement and Plan of Reorganization, dated as of June 17, 2013 and attached hereto as Exhibit A-5 (collectively with all amendments, supplements or other modifications thereto, but subject to the restriction on further amendments, supplements or other modifications (other than those attached hereto as Exhibits A-1 through A-5) set forth in this Agreement and the other Loan Documents, the “Merger Agreement” and such transactions described therein, the “Immune Merger”) and (b) the Change in Control that shall occur in connection with the consummation of the Immune Merger, and Agent and Lenders are willing to grant such consent subject to, and in accordance with, the terms and conditions set forth herein;

WHEREAS, pursuant to Section 6.1(a) of the Loan Agreement, Borrowers have requested that Agent and Lenders consent to the dissolution of EpiCept’s fully-owned subsidiary, EpiCept GmbH, a German company (such dissolution, the “GmbH Dissolution”), and Agent and Lenders are willing to grant such consent subject to, and in accordance with, the terms and conditions set forth herein;

WHEREAS, pursuant to Section 4 of that certain Deposit Account Control Agreement, dated as of June 28, 2011, by and among Maxim, as ‘Customer’, Agent, as ‘Creditor’, and Silicon Valley Bank, as ‘Bank’ (the “Maxim DACA”), Borrowers have requested that Agent and Lenders consent to the closure of the Collateral Accounts numbered 3300246997 and 3300037643, which accounts are subject to the Maxim DACA (such closure, the “Maxim Account Closure”), and Agent and Lenders are willing to grant such consent subject to, and in accordance with, the terms and conditions set forth herein; and

WHEREAS, the Borrowers have also requested that the Agent and Lenders amend the Loan Agreement in certain respects and the undersigned Lenders and the Agent are willing to make such amendments, all in accordance with, and subject to, the terms and conditions set forth in, this Agreement.

NOW, THEREFORE, in consideration of the premises, the covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrowers, Lenders and Agent hereby agree as follows:

1. Acknowledgment of Obligations. Each Borrower acknowledges and agrees that as of the Third Amendment Effective Date, but without giving effect to this Agreement, the aggregate principal balance of the Term Loan is at least $4,070,968.00. The foregoing amount does not include interest, fees, expense and other amounts that are chargeable or otherwise reimbursable under the Loan Agreement and the other Loan Documents. Borrowers hereby acknowledge, confirm and agree that all Term Loans made prior to the date hereof, together with interest accrued and accruing thereon, and fees, costs, expenses and other charges owing by Borrowers to Agent and Lenders under the Loan Agreement and the other Loan Documents, are unconditionally owing by Borrowers to Agent and Lenders, without offset, defense or counterclaim of any kind, nature or description whatsoever except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditor’s rights generally.

2. Consent. Notwithstanding anything to the contrary in the Loan Agreement and/or any of the other Financing Documents and subject to the terms and conditions of this Agreement, including, without limitation, Section 9 of this Agreement, Agent and Lenders hereby consent to (a) EpiCept’s formation of EpiCept Israel; (b) the Name Change; (c) the Immune Merger, (d) the Change in Control that shall occur in connection with the consummation of the Immune Merger, (e) the GmbH Dissolution and (f) the Maxim Account Closure, so long as no Default or Event of Default has occurred and is continuing or, after giving effect to this Agreement, would result and provided that Borrowers shall not be permitted to amend the Merger Agreement or enter into any other agreements that have the effect of modifying the terms of the Merger Agreement without the prior written consent of Agent and Lenders.

3. Third Amendment Effective Date Amendments to the Loan Agreement. Subject to the terms and conditions of this Agreement, including without limitation fulfillment of the conditions to effectiveness specified in Section 9 below, on the Third Amendment Effective Date (as defined below) the Loan Agreement is hereby amended as follows:

(a) Section 5.1 of the Loan Agreement shall be amended by deleting clause (a) of such section in its entirety and substituting in lieu thereof the following new clause (a) to read in its entirety as follows:

“(a) Borrower and each of its Subsidiaries (if any) are duly existing and in good standing, as Registered Organizations in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any jurisdiction in which the conduct of their business or their ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Change. Borrower represents and warrants that (i) Borrower’s and each Loan Party’s exact legal name is that indicated on Schedule 5.1 and on the signature pages to the Third Amendment; (ii) Borrower and each Loan Party is an organization of the type and is organized in the jurisdiction set forth on Schedule 5.1; (iii) Schedule 5.1 accurately sets forth Borrower’s and each Loan Party’s organizational identification number or accurately states that Borrower or such Loan Party has none; (iv) Schedule 5.1 accurately sets forth Borrower’s and each Loan Party’s place of business, or, if more than one, its chief executive office as well as Borrower’s and each Loan Party’s mailing address (if different than its chief executive office); and (v) Borrower and each Loan Party (and each of their respective predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction. Further, (y) in connection with this Agreement, Borrower has delivered to Agent a completed Perfection Certificate signed by Borrower (the “Closing Date Perfection Certificate”) and (z) in connection with the Third Amendment, Borrower has completed an updated Perfection Certificate signed by Borrower (the “Third Amendment Perfection Certificate”; and together with the Closing Date Perfection Certificate, collectively the “Perfection Certificate”). All other information set forth on the Perfection Certificate pertaining to Borrower, each other Loan Party and each of their respective Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Closing Date, to the extent permitted by one or more specific provisions in this Agreement). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Agent of such occurrence and provide Agent with Borrower’s organizational identification number.”

(b) The Loan Agreement shall be amended by inserting the following new Section 6.13 to read in its entirety as follows:

“6.13 Cash Covenant. Together with the other Loan Parties, maintain all cash and Cash Equivalents in a Collateral Account owned by EpiCept that is located the United States and subject to a Control Agreement other than cash or Cash Equivalents equal to (a) the lesser of (i) $500,000 (or an amount equivalent thereto in Shekels) and (ii) an amount equal to the Three Month Immune Budget (as defined below) plus ten percent (10%) of such amount, in each case, to be used for the out-of-pocket costs and expenses of Immune Surviving Corporation in the Ordinary Course of Business, (b) $60,000 (or an amount equivalent thereto in Shekels), which shall be permitted to be held in a deposit account owned by Immune Surviving Corporation for purposes of securing the Lien in favor of Bank of Hapoalim referenced as fixed charge over a money deposit, transaction number 880001 (which, for the avoidance of doubt, constitutes the Lien with respect to Immune Surviving Corporation’s guarantee of credit card activity) on Exhibit C to the Charge, (c) $150,000 (or an amount equivalent thereto in Shekels) which shall be permitted to be held in a deposit account owned by Immune Surviving Corporation for purposes of securing the Liens in favor of Bank of Hapoalim referenced as fixed charges over Shekel deposit with a credit balance of NIS 79,500 and 115,000, respectively (which, for the avoidance of doubt, constitute the Liens with respect to Immune Surviving Corporation’s leasing facilities) on Exhibit C of the Charge, or any replacement Liens that are solely to secure amounts that are being held as security deposits for operating leases entered into in the ordinary course of business subject to the overall cap of $150,000 (or an amount equivalent thereto in shekels) set forth above and (d) amounts held in a Deposit Account subject to a floating charge in favor of Agent used to pay costs and expenses required to be paid pursuant to the terms of the Merger Agreement to the extent such amounts are required to be paid in Shekels.

For purposes hereof, “Three Month Immune Budget” shall mean a budget in form and substance satisfactory to Agent, reflecting the Loan Parties’ good faith projection of all Ordinary Course of Business costs and expenses of Immune, on a monthly basis, for the next three months. The Loan Parties agree to deliver an updated Three Month Immune Budget to Agent each month by not later than 10 days prior to the beginning of the first month projected in that Three Month Immune Budget.”

(c) Section 7 of the Loan Agreement shall be amended by deleting the first sentence of such section in its entirety and substituting in lieu thereof the following new sentence to read in its entirety as follows:

“Borrower shall not do, or permit any of its Subsidiaries or any other Loan Party to do, any of the following without the prior written consent of Agent and Required Lenders:”

(d) Section 7.2 of the Loan Agreement shall be amended by deleting such section in its entirety and substituting in lieu thereof the following new section to read in its entirety as follows:

“7.2 Change in Business, Management, Ownership or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; (c) enter into any transaction or series of related transactions which would result in a Change in Control unless the documentation for such transaction requires, as a condition precedent to such transaction, the consent of Agent and Lenders or the payment in full of the Obligations; (d) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Twenty Five Thousand Dollars ($25,000) in Borrower’s assets or property and so long as such new offices or business locations do not contain any Borrower’s Books); (e) change its jurisdiction of organization; (f) change its organizational structure or type; (g) change its legal name; or (h) change any organizational number (if any) assigned by its jurisdiction of organization.”.

(e) Section 7.3 of the Loan Agreement shall be amended by deleting such section in its entirety and substituting in lieu thereof the following new section to read in its entirety as follows:

“7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person; provided, however, that a Subsidiary of Borrower may merge or consolidate into Borrower, so long as (i) Borrower has provided Agent with prior written notice of such transaction, (ii) Borrower shall be the surviving legal entity, (iii) Borrower’s tangible net worth is not thereby reduced, and (iv) as long as no Event of Default is occurring prior thereto or arises as a result therefrom.”

(f) The Loan Agreement shall be amended by inserting the following new Section 7.12 to read in its entirety as follows:

“7.12 Amendments to Organization Documents and Material Agreements. Amend, modify or waive any provision of (a) any Material Agreement, or (b) any of its organizational documents (other than a change in registered agents or, in the case of Immune Surviving Corporation, an amendment to its Articles of Association to reflect the Immune Merger and the fact that EpiCept will become the sole shareholder of Immune Surviving Corporation after the Immune Merger), in each case, without the prior written consent of Agent. Borrower shall provide to Agent copies of all such amendments, waivers and modifications.”

(g) The Loan Agreement shall be amended by inserting the following new Section 7.13 to read in its entirety as follows:

“7.13 Immune Pharmaceuticals USA Corporation. Permit its fully-owned, indirect subsidiary, Immune Pharmaceuticals USA Corporation, a Delaware corporation to (a) engage in any business or (b) own any assets.”

(h) Section 8.2 of the Loan Agreement shall be amended by deleting such section in its entirety and substituting in lieu thereof the following new section to read in its entirety as follows:

“8.2 Covenant Default.

(a) Any Loan Party fails or neglects to perform any obligation in Sections 6.1(c), 6.2, 6.4, 6.5, 6.6, 6.7, 6.10, 6.11, 6.12 or 6.13 or violates any covenant in Section 7; or

(b) Any Loan Party or any of its Subsidiaries fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by the Loan Parties be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then the Loan Parties shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Grace periods provided under this Section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above; or

(c) Without limiting clauses (a) and (b) of this Section 8.2, Immune Surviving Corporation breaches any term of or defaults under the Unconditional Guaranty, the Charge or any other agreement, instrument or document executed in connection therewith or otherwise executed by Immune Surviving Corporation in connection with this Agreement or any other Loan Document.”

(i) Each reference to “Borrower” or “Borrower’s” in each of Sections 8.4, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10, 8.11 and 8.13 shall be changed to “any Loan Party” or “any Loan Party’s”, respectively.

(j) The Loan Agreement shall be amended by inserting the following new Section 8.14 to read in its entirety as follows:

“8.14 Change in Control. (i) A Change in Control occurs or (ii) any Loan Party or direct or indirect equity owner in a Loan Party shall enter into an agreement which provides for a Change in Control unless, with respect to clause (ii), such agreement requires as a condition precedent to the effectiveness of any such transaction either the consent of Agent and Lenders or the payment in full of the Obligations.”

(k) Section 10 of the Loan Agreement shall be amended by replacing the notice information for “Agent or Lenders” with the following new notice information:

“MidCap Funding III, LLC
7255 Woodmont Avenue, Suite 200
Bethesda, Maryland 20814
Attention: Portfolio Management- Life Sciences
Fax: (301) 941-1450
E-Mail: lviera@midcapfinancial.com

with a copy to:

MC Serviceco, LLC
7255 Woodmont Avenue, Suite 200
Bethesda, Maryland 20814
Attention: General Counsel
Fax: (301) 941-1450
E-Mail: legalnotices@midcapfinancial.com”

(l) Section 14 of the Loan Agreement shall be amended by deleting the definitions of “Change in Control”, “Indebtedness”, “Material Adverse Change”, “Permitted Investments”, and “Warrants”, in each case in its entirety, and substituting in lieu thereof the following new definitions to read in their entirety as follows:

“‘Change in Control’ means, at any time after the Third Amendment Effective Date and the consummation of the Immune Merger (as defined in the Third Amendment), any event, transaction, or occurrence as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of Borrower, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of EpiCept, representing twenty-five percent (25%) or more of the combined voting power of Borrower’s then outstanding securities; (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors or managers of Borrower (together with any new directors or managers whose election by the board of directors or managers of Borrower was approved by a vote of not less than two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; (c) EpiCept ceases to own and control, directly or indirectly, all of the economic and voting rights associated with the outstanding securities of each of its Subsidiaries; (d) the occurrence of any “change in control” or any term of similar effect under any Subordinated Debt Document; (e) Borrower or any Subsidiary of Borrower ceases to own and control, directly or indirectly, all of the economic and voting rights associated with the outstanding voting capital stock (or other voting equity interest) of each of its Subsidiaries; or (f) either Robert W. Cook or Daniel Teper shall cease to be involved as Chief Financial Officer and Chief Executive Officer, respectively, in the day to day operations (including research development) or management of the business of EpiCept.”

“‘Indebtedness’ means (a) indebtedness for borrowed money (including the Obligations) or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, (d) non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (e) equity securities of such Person subject to repurchase or redemption other than at the sole option of such Person, (f) obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, (g) “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts, (h) all Indebtedness of others guaranteed by such Person, (i) off-balance sheet liabilities and/or pension plan or multiemployer plan liabilities of such Person, (j) obligations arising under non-compete agreements, (k) obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements, other than those arising in the Ordinary Course of Business, (l) Contingent Obligations and (m) any grant or similar extension of cash or credit by the Israel Office of Chief Scientist to any Loan Party.”

“‘Material Adverse Change’ means (a) a material impairment in the perfection or priority of the Agent’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) or prospects of any Loan Party that in Agent’s credit judgment may impair the ability of any Loan Party to repay any of the Obligations; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.”

“‘Permitted Investments’ means:

(a) Investments existing on the Closing Date and described on Schedule 7.7; and

(b) Investments consisting of Cash Equivalents.”

“‘Warrants’ means, collectively, (i) the Closing Date Warrant and (ii) the Third Amendment Warrant.”

(m) Section 14 of the Loan Agreement shall be further amended by adding thereto in appropriate alphabetical order the following definitions:

“‘Charge’ means that certain Debenture of Floating Charge and Fixed Charge, dated as of August 23, 2013, by and among Immune Surviving Corporation, Agent and Lenders.”

“‘Closing Date Warrant’ means that certain Common Stock Purchase Warrant, dated as of the Closing Date and executed by Borrower in favor of each Lender or such Lender’s Affiliates.”

“‘Immune Surviving Corporation’ means Immune Pharmaceuticals Ltd., a company incorporated in Israel which is the surviving corporation of the merger of EpiCept Israel (as defined in the Third Amendment) with and into Immune Pharmaceuticals Ltd. pursuant to the terms of the Immune Merger.”

“‘Material Agreement’ means (i) the agreements listed on Schedule 14 (including, without limitation, the Merger Agreement (as defined in the Third Amendment)), (ii) each agreement or contract to which a Credit Party is a party involving the receipt or payment of amounts in the aggregate exceeding One Hundred Thousand Dollars ($100,000) per year (excluding (a) any agreement or contract that involves payment by the Borrower to another party for materials or supplies (but, for the avoidance of doubt, not equipment) and services in the ordinary course of business, but specifically including all such agreements relating to licensure of Intellectual Property and (b) employment offers or employment agreements), (iii) all lease or other occupancy agreements for the principal office or any other business location of Borrower or its Subsidiaries, and (iv) any agreement or contract to which such Credit Party or its Subsidiaries is a party the termination of which could reasonably be expected to result in a Material Adverse Change.”

“‘Third Amendment’ means that certain Third Amendment and Consent to Loan and Security Agreement, dated as of August 23, 2013, by and among Borrower, Lenders and Agent.”

“‘Third Amendment Effective Date’ means August 23, 2013.”

“‘Third Amendment Warrant’ means that certain Common Stock Purchase Warrant, required to be delivered in connection with the Third Amendment and executed by Borrower in favor of each Lender or such Lender’s Affiliates.”

“‘Unconditional Guaranty’ means that certain Unconditional Guaranty, dated as of August 23, 2013, by and between Immune Surviving Corporation and Agent.”

(n) Section 14 of the Loan Agreement shall be further amended by (i) deleting the word “and” appearing at the end of clause (e) of the definition of “Permitted Indebtedness”; (ii) replacing the period at the end of clause (f) of the definition of “Permitted Indebtedness” with the language “; and”; and (iii) inserting the following new clause (g) at the end of the definition of “Permitted Indebtedness” to read in its entirety as follows:

“(g) amounts owing to the Israel Office of Chief Scientist by Immune Surviving Corporation (i) in an amount not to exceed $500,000 in Dollars on the Third Amendment Effective Date and (ii) in such additional amounts as may be approved from time to time by Agent in writing (which writing may be given by e-mail).”

(o) Section 14 of the Loan Agreement shall be further amended by (i) deleting the word “and” appearing at the end of clause (k) of the definition of “Permitted Liens”; (ii) replacing the period at the end of clause (l) of the definition of “Permitted Liens” with a semicolon; and (iii) inserting the following new clauses (m) and (n) at the end of the definition of “Permitted Liens” to read in its entirety as follows:

“(m) Liens listed on Exhibit C of the Charge; and

(n) Liens in favor of the Israel Office of the Chief Scientist with respect to Indebtedness permitted pursuant to clause (g) of the definition of Permitted Indebtedness.”

(p) Schedule 5.1 is hereby deleted in its entirety and replaced with the new Schedule 1 attached hereto as Exhibit B-2 (which schedule has been prepared for the Loan Parties, after giving effect to the Immune Merger).

(q) Schedule 5.2 is hereby deleted in its entirety and replaced with the new Schedule 1 attached hereto as Exhibit B-3 (which schedule has been prepared for the Loan Parties, after giving effect to the Immune Merger).

(r) Schedule 5.3 is hereby deleted in its entirety and replaced with the new Schedule 1 attached hereto as Exhibit B-4 (which schedule has been prepared for the Loan Parties, after giving effect to the Immune Merger).

(s) Schedule 5.11 is hereby deleted in its entirety and replaced with the new Schedule 1 attached hereto as Exhibit B-5 (which schedule has been prepared for the Loan Parties, after giving effect to the Immune Merger).

(t) A new Schedule 14 shall be incorporated into the Loan Agreement in form and substance as attached hereto as Exhibit C (which schedule has been prepared for the Loan Parties, after giving effect to the Immune Merger).

4. Post-Closing Effective Amendments to the Loan Agreement. Subject to the terms and conditions of this Agreement, including without limitation fulfillment of the conditions to effectiveness specified in Section 9 below, upon Agent’s confirmation in writing that the post-closing obligations set forth in Section 10(a) – (g) of this Agreement have been satisfied within the time periods permitted to so satisfy, but only so long as no Default or Event of Default has occurred and is continuing as of such date, and all representations and warranties of the Loan Parties under the Loan Documents are true and correct in all material respects as of such date (the certification of which may be evidenced by an officer’s certificate executed by a Responsible Officer of the Loan Parties, in Agent’s sole discretion)(the date the foregoing conditions are satisfied, the “Additional Third Amendment Effective Date”), the Loan Agreement shall be amended as follows:

(a) Section 2.2(a) of the Loan Agreement shall be deleted in its entirety and the following revised Section 2.2(a) shall be substituted in lieu thereof:

“(a) Availability. Subject to the terms and conditions of this Agreement, during the Draw Period, the Lenders agree, severally and not jointly, to make one or more term loans to Borrower in an aggregate amount up to FIVE MILLION, SEVENTY THOUSAND, NINE HUNDRED SIXTY-EIGHT AND NO/100 Dollars ($5,070,968.00) according to each Lender’s Term Loan Commitment as set forth on Schedule 1 hereto (such term loans are hereinafter referred to individually as a “Term Loan”, and collectively as the “Term Loans”). After repayment, no Term Loan may be reborrowed. The Term Loans shall be available in two tranches. The first tranche (“Tranche One”) shall be in an amount equal to FOUR MILLION, FOUR HUNDRED FORTY-ONE THOUSAND, NINE HUNDRED SIXTY-EIGHT AND NO/100 Dollars ($4,441,968.00), of which (i) FOUR MILLION, SEVENTY THOUSAND, NINE HUNDRED SIXTY-EIGHT AND NO/100 Dollars ($4,070,968.00) was advanced on the Closing Date and (ii) THREE HUNDRED SEVENTY-ONE THOUSAND AND NO/100 Dollars ($371,000.00) (which represents the Capitalized Final Payment (as defined in the Third Amendment)) shall be deemed advanced as of the Additional Third Amendment Effective Date; provided that notwithstanding the foregoing, each Lender’s Term Loan Commitment with respect to Tranche One and the Tranche One Term Loan amount as of the Additional Third Amendment Effective Date shall be reduced by any principal payments with respect to the Term Loan made after the Third Amendment Effective Date and prior to the Additional Third Amendment Effective Date (any such reduction, the “Tranche One Reduction”). For the avoidance of doubt, as of the Additional Third Amendment Effective Date, after giving effect to the Third Amendment, the Tranche One Term Loan has been advanced and the principal balance of the Tranche One Term Loan is FOUR MILLION, FOUR HUNDRED FORTY-ONE THOUSAND, NINE HUNDRED SIXTY-EIGHT AND NO/100 Dollars ($4,441,968.00) less any Tranche One Reduction. The second tranche (“Tranche Two”) shall be in an amount equal to but not less than ONE MILLION AND NO/100 Dollars ($1,000,000.00) and shall be available to be advanced in a single advance during the Draw Period, but only after the Tranche Two Eligibility Date.”

(b) Section 2.2(b) of the Loan Agreement shall be deleted in its entirety and the following revised Section 2.2(b) shall be substituted in lieu thereof:

“(b) Interest Payments and Repayment. Commencing on the first (1st) Payment Date following the Additional Third Amendment Effective Date, and continuing on the Payment Date of each successive month thereafter through and including the Maturity Date, Borrower shall make monthly payments of interest to each Lender in accordance with its respective Pro Rata Share, in arrears, and calculated as set forth in Section 2.3. In addition to the interest payments in accordance with the immediately preceding sentence, commencing on the Amortization Date, and continuing on the Payment Date of each successive month thereafter through and including the Maturity Date, Borrower shall make consecutive monthly payments of principal to each Lender in accordance with its respective Pro Rata Share, as calculated by Agent based upon: (i) the amount of such Lender’s Term Loans, (ii) the effective rate of interest, as determined in Section 2.3, and (iii) a straight-line amortization schedule ending on the Maturity Date. All unpaid principal and accrued interest with respect to the Term Loans is due and payable in full on the Maturity Date. The Term Loans may be prepaid only in accordance with Sections 2.2(c) and 2.2(d).”

(c) The Loan Agreement shall be amended by inserting the following new Section 3.5 to read in its entirety as follows:

“3.5 Condition Precedent to Making of the Tranche Two Term Loan. Each Lender’s obligation to make the Tranche Two Term Loan is subject to the condition precedent that Agent shall have received Borrower’s duly executed signature pages to the Tranche Two Warrant. ”

(d) Section 14 of the Loan Agreement shall be amended by deleting the definitions of “Amortization Date”, “Draw Period”, “Draw Period Termination Date”, “Final Payment”, “Maturity Date”, “Prepayment Fee” and “Tranche Two Eligibility Date”, in each case in its entirety, and substituting in lieu thereof the following new definitions to read in their entirety as follows:

“‘Amortization Date’ means (a) December 1, 2013, or (b) if, on or before November 15 ¸ 2013, EpiCept shall have received into a Collateral Account located in the United States, owned by EpiCept and subject to a Control Agreement net cash proceeds in an amount not less than five million and no/100 dollars ($5,000,000.00) pursuant to one or more Qualifying Transactions, June 1, 2014, which proceeds shall be maintained in such Collateral Account and used solely for working capital purposes in accordance with this Agreement.”

“‘Draw Period’ means the period of time commencing upon the Additional Third Amendment Effective Date and continuing through the earliest to occur of (a) the Draw Period Termination Date, (b) an Event of Default, and (c) the existence of any Default.”

“‘Draw Period Termination Date’ means August 1, 2014.”

“‘Final Payment’ means a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) due on the earlier to occur of (a) the Maturity Date, (b) the acceleration of any Term Loan, and (c) the prepayment of a Term Loan pursuant to Section 2.2(c) or (d), equal to (i) if Tranche Two has been advanced, one hundred seventy-seven thousand, five hundred and no/100 dollars ($177,500) or (ii) if Tranche Two has not been advanced, one hundred forty-two, four hundred ninety-seven and no/100 dollars ($142,497).”

“‘Maturity Date’ means August 1, 2016 for each Term Loan.”

“‘Prepayment Fee’ means with respect to any Term Loan subject to prepayment prior to the Maturity Date, whether by mandatory or voluntary prepayment, acceleration or otherwise, an additional fee payable to the Lenders in an amount equal to:

(a) for a prepayment made on or after the Additional Third Amendment Effective Date through and including the date which is twelve (12) months after the Additional Third Amendment Effective Date, five percent (5.0%) multiplied by the original Term Loan Commitments;

(b) for a prepayment made after the date which is twelve (12) months after the Additional Third Amendment Effective Date through and including the date which is twenty-four (24) months after the Additional Third Amendment Effective Date, three percent (3.0%) multiplied by the original Term Loan Commitments; and

(c) for a prepayment made after the date which is twenty-four (24) months after the Additional Third Amendment Effective Date and prior to the Maturity Date, one percent (1.0%) multiplied by the original Term Loan Commitments.”

“‘Tranche Two Eligibility Date’ means the date (if such date occurs prior to the Draw Period Termination Date) on which Agent determines, pursuant to such documentation and other evidence satisfactory to Agent in its sole discretion, that EpiCept has received into a Collateral Account located in the United States, owned by EpiCept and subject to a Control Agreement net cash proceeds of at least seventeen million, five hundred thousand and no/100 dollars ($17,500,000.00) pursuant to one or more Qualifying Transactions, which proceeds shall be maintained in such Collateral Account and used solely for working capital purposes in accordance with this Agreement.”

“‘Warrants’ means, collectively, (i) the Closing Date Warrant, (ii) the Third Amendment Warrant and (iii) the Tranche Two Warrant.”

(e) Section 14 of the Loan Agreement shall be further amended by deleting the definition of “Final Payment Percentage” in its entirety.

(f) Section 14 of the Loan Agreement shall be further amended by adding thereto in appropriate alphabetical order the following definitions:

“‘Additional Third Amendment Effective Date’ has the meaning given to such term in the Third Amendment.”

“‘Qualifying Transaction’ means (i) an equity contribution arising from the issuance of new             shares of EpiCept’s common stock or (ii) such other equity contribution in form and substance and pursuant to documentation acceptable to Agent and Lenders in their sole and absolute discretion.”

“‘Tranche Two Warrant’ means that certain Common Stock Purchase Warrant in substantially the same form as the Third Amendment Warrant for a number of shares to be determined based on eighty thousand (80,000) divided by the exercise price (which shall be the same exercise price as specified in the Third Amendment Warrant), executed by Borrower in favor of each Lender or such Lender’s Affiliates.”

(g) Schedule 1 is hereby deleted in its entirety and replaced with the new Schedule 1 attached hereto as Exhibit B-1.

5. Additional Agreements.

(a) Agent agrees that the requirement set forth in Section 6.2(a)(i) of the Loan Agreement that Borrower deliver to Agent a company prepared consolidated balance sheet, income statement and cash flow statement covering Borrower’s consolidated operations within forty (40) days of the last day of each month is hereby waived for each of the months ending August 31, 2013, September 30, 2013, October 31, 2013, November 30, 2013 and December 31, 2013.

(b) Beginning with the month ending August 31, 2013, as soon as available, but no later than ten (10) days after the last day of such month and each month ending thereafter, Borrower covenants and agrees to deliver to Agent copies of all of Borrower’s bank statements and reports, each of which shall be in a form satisfactory to Agent in its sole discretion.

6. Final Payment Fee. Borrowers acknowledge and agree that, (a) as of the Additional Third Amendment Effective Date, the Final Payment fee of $371,000.00 due under the Loan Agreement prior to giving effect to this Agreement (the “Capitalized Final Payment”) is hereby deemed due and payable and shall be capitalized and become a part of the principal balance of the Tranche One Term Loan and (b) such Capitalized Final Payment is separate and apart from the Final Payment set forth in the Loan Agreement after giving effect to this Agreement, which notwithstanding any of the amendments or other modifications set forth herein or in any other documentation or correspondence related to the Loan Agreement or Loan Documents, or any other action taken by Borrower, Agent or any Lender, remains due and payable, in full and without counterclaim or offset of any kind, on the Maturity Date.

7. No Other Amendments or Consents, Waivers, Etc.; Reservation of Rights. Except for the amendments and other modifications set forth and referred to in Sections 2 thru 5 above, the Loan Agreement and the other Loan Documents shall remain unchanged and in full force and effect. Nothing in this Agreement is intended, or shall be construed, to constitute a novation or an accord and satisfaction of any of Borrowers’ Obligations or to modify, affect or impair the perfection or continuity of Agent’s security interests in, security titles to or other liens, for the benefit of itself and the Lenders, on any Collateral for the Obligations. Without limiting the foregoing, except as expressly set forth herein, the execution, delivery and effectiveness of this Agreement shall not directly or indirectly (i) create any obligation to make any further loans, advances or other financial accommodations or to continue to defer any enforcement action after the occurrence of any Default or Event of Default, whether such Default or Event of Default has occurred or occurs in the future, (ii) constitute a consent or waiver of any past, present or future violations of any provisions of the Loan Agreement or any other Loan Documents nor constitute a novation of any of the Obligations under the Loan Agreement or other Loan Documents, (iii) amend, modify or operate as a waiver of any provision of the Loan Agreement or any other Loan Documents or any right, power or remedy of any Lender, (iv) constitute a consent to any merger or other transaction or to any sale, restructuring or refinancing transaction or (v) constitute a course of dealing or other basis for altering any Obligations or any other contract or instrument. Except as expressly set forth herein, each Lender reserves all of its rights, powers, and remedies under the Loan Agreement, the other Loan Documents and applicable law. All of the provisions of the Loan Agreement and the other Loan Documents, including, without limitation, the time of the essence provisions, are hereby reiterated, and if ever waived, are hereby reinstated.

8. Representations and Warranties. To induce Agent and Lenders to enter into this Agreement, each Borrower does hereby warrant, represent and covenant to Agent and Lenders that (i) each representation or warranty of Borrowers set forth in the Loan Agreement is hereby restated and reaffirmed as true and correct in all material respects on and as of the date hereof as if such representation or warranty were made on and as of the date hereof (except to the extent that any such representation or warranty expressly relates to a prior specific date or period) and (ii) each Borrower has the power and is duly authorized to enter into, deliver and perform this Agreement and this Agreement is the legal, valid and binding obligation of each Borrower enforceable against such Borrower in accordance with its terms.

9. Condition Precedent to Effectiveness of this Agreement. This Agreement shall become effective as of August 23, 2013 (the “Third Amendment Effective Date”) upon which Agent shall have received the following, each in form and, in form and substance satisfactory to Agent and Lenders:

(a) one or more counterparts of this Agreement duly executed and delivered by Borrowers, Agent and Lenders;

(b) evidence that, on or prior to the Third Amendment Effective Date, Borrowers have received at least $1,000,000 in unrestricted net cash proceeds in connection with the Immune Merger;

(c) current UCC lien, judgment and tax lien search results demonstrating that there are no other security interests on the Collateral, other than Permitted Liens;

(d) a fully executed Unconditional Guaranty (as defined in the Loan Agreement, as amended by this Agreement), executed by Immune Surviving Corporation;

(e) a fully executed Charge (as defined in the Loan Agreement, as amended by this Agreement), executed by Immune Surviving Corporation, Agent and Lenders;

(f) a fully executed Third Amendment Perfection Certificate (as defined in the Loan Agreement, as amended by this Agreement);

(g) a fully-executed secretary’s certificate for each Borrower, together with the following attachments: (a) the Operating Documents of such Borrower certified by the Secretary of State of the State of organization of Borrower as of a date no earlier than thirty (30) days prior to the Third Amendment Effective Date, (b) completed Borrowing Resolutions for such Borrower and (c) good standing certificates dated as of a date no earlier than thirty (30) days prior to the Third Amendment Effective Date to the effect that such Borrower is qualified to transact business in all states in which the nature of Borrower’s business so requires;

(h) a fully-executed “Pledge Amendment” supplement to the Pledge Agreement, together with all original certificates or other documentation representing the pledge of one hundred percent (100%) of the outstanding shares of Immune Surviving Corporation;

(i) a fully-executed secretary’s certificate for Immune Surviving Corporation, together with appropriate corporate documentation, good standing certificates and incumbency certificates, each in accordance with Israeli law; and

(j) such other documents, instruments, agreements and opinions as the Agent shall request.

10. Post-Closing Obligations. The Loan Parties shall satisfy and complete each of the following obligations, or provide Agent each of the items listed below, as applicable, on or before the date indicated below, all to the satisfaction of Agent in its sole and absolute discretion (the date upon which Agent determines, in its sole and absolute discretion:

(a) By not later than August 29, 2013, deliver to Agent evidence in form and substance satisfactory to Agent that the board of directors of Immune Surviving Corporation have ratified and approved the execution by Immune Surviving Corporation of the Unconditional Guaranty (as defined in the Loan Agreement, as amended by this Agreement) and the Charge (as defined in the Loan Agreement, as amended by this Agreement);

(b) By not later than August 30, 2013, deliver to Agent an updated Schedule 5.2(d) to the Loan Agreement, which schedule shall list the Loan Parties’ Intellectual Property after giving effect to the Immune Merger;

(c) By not later than August 30, 2013, deliver to Agent a fully-executed secretary’s certificate for Immune Surviving Corporation, together with appropriate corporate documentation, resolutions and good standing certificates, each in accordance with Israeli law;

(d) By not later than August 23, 2013, deliver to Agent Borrowers’ duly executed original signature page to the Third Amendment Warrant;

(e) By not later than twenty (20) days after the effective date of the Unconditional Guaranty and Charge, Borrowers and each Loan Party shall take such steps as are required to perfect Agent’s Liens in connection with such Unconditional Guaranty and Charge and any other Guarantor Documents (as defined in the Unconditional Guaranty (as defined in the Loan Agreement, as amended by this Agreement));

(f) By not later than thirty (30) days after the Third Amendment Effective Date, Borrowers and each Loan Party shall deliver to Agent evidence in form and substance satisfactory to Agent that the Indebtedness of Immune Surviving Corporation in favor of Bank Hapoalim has been satisfied in full and any Liens in favor of Bank Hapoalim have been discharged;

(g) By not later than twenty (20) days after the Third Amendment Effective Date, execute any further instruments and take further actions as Agent reasonably requests to perfect or continue Agent’s Lien in the Collateral or to effect the purposes of the Loan Agreement and this Agreement;

(h) As soon as any remaining legal requirements with respect thereto have been satisfied, Borrowers shall take such steps as are required to dissolve Immune Surviving Corporation’s fully-owned subsidiary, Immune Pharmaceuticals USA Corporation, a Delaware corporation.

The Loan Parties’ failure to complete and satisfy any of the above obligations on or before the date indicated above, or the Loan Parties’ failure to deliver any of the above listed items on or before the date indicated above, shall constitute an immediate and automatic Event of Default.

11. Release.

(a) In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Borrower, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and each Lender and their respective successors and assigns, and their respective present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, Lenders and all such other persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which any Borrower or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the Third Amendment Effective Date, including, without limitation, for or on account of, or in relation to, or in any way in connection with the Loan Agreement or any of the other Loan Documents or transactions thereunder or related thereto.

(b) Each Borrower understands, acknowledges and agrees that its release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c) Each Borrower agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

12. Covenant Not To Sue. Each Borrower, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by Borrowers pursuant to Section 11 above. If any Borrower or any of its successors, assigns or other legal representatives violates the foregoing covenant, Borrowers, for themselves and their successors, assigns and legal representatives, agree to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

13. Indemnification. Each Borrower hereby agrees to indemnify, defend and hold harmless Agent and each Lender in accordance with Section 12.2 of the Loan Agreement, the terms of which are incorporated herein by reference.

14. Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement with its counsel.

15. Severability of Provisions. In case any provision of or obligation under this Agreement shall be invalid, illegal or unenforceable in any applicable jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

16. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument.

17. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF MARYLAND APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICTS OF LAWS.

18. Entire Agreement. The Loan Agreement and the other Loan Documents as and when modified through this Agreement embody the entire agreement between the parties hereto relating to the subject matter thereof and supersede all prior agreements, representations and understandings, if any, relating to the subject matter thereof.

19. No Strict Construction, Etc. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Time is of the essence for this Agreement.

20. Loan Document. For the avoidance of doubt, this Agreement constitutes a Loan Document.

21. Costs and Expenses. Each Borrower absolutely and unconditionally agrees to pay or reimburse upon demand for all reasonable fees, costs and expenses incurred by Agent and the Lenders that are Lenders on the Closing Date in connection with the preparation, negotiation, execution and delivery of this Agreement and any other Loan Documents or other agreements prepared, negotiated, executed or delivered in connection with this Agreement or transactions contemplated hereby.

[Remainder of page intentionally blank; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year specified at the beginning hereof.

BORROWERS:

IMMUNE PHARMACEUTICALS INC. (f/k/a EpiCept Corporation)

By:        (SEAL)
Name:
Title:

MAXIM PHARMACEUTICALS INC.

By:        (SEAL)
Name:
Title:

CYTOVIA, INC.

By:        (SEAL)
Name:
Title:

AGENT AND LENDER:

MIDCAP FUNDING III, LLC

By:       (SEAL)
Name:
Title: Authorized Signatory

ACKNOWLEDGEMENT, CONSENT AND AGREEMENT BY GUARANTOR

The undersigned hereby acknowledges and consents to the entering into of this Third Amendment and Consent to Loan and Security Agreement (this “Agreement”) by the Borrowers and agrees and acknowledges its rights and obligations under the Loan Agreement (as amended by this Agreement) and the other Loan Documents, as applicable, remain in full force and effect notwithstanding the execution of this Agreement and further agrees to be bound by and comply with the terms of this Agreement.

IMMUNE PHARMACEUTICALS LTD.

By:        (SEAL)
Name:
Title: